Exhibit 16.1

March 15, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: ReTo Eco-Solutions, Inc.
       CIK No: 0001687277

Dear Sir or Madam:

We have read Form 6-K dated March 15, 2021 of ReTo Eco-Solutions, Inc. (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 6-K.

/s/ Friedman LLP

New York, New York